                                                                 EXHIBIT 99(iii)





                          THE KITCHEN COLLECTION, INC.




                              FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 1993 AND 1992

                         TOGETHER WITH AUDITORS' REPORT

                   Report of Independent Public Accountants



To the Board of Directors and Stockholder of The Kitchen Collection, Inc.:


We have audited the accompanying balance sheets of THE KITCHEN COLLECTION, INC. (a Delaware corporation) as of December 31, 1993 and 1992, and the related statements of income, changes in stockholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Kitchen Collection, Inc. as of December 31, 1993 and 1992, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.





                                                 Arthur Andersen & Co.


Columbus, Ohio,
   January 28, 1994.

                                                   THE KITCHEN COLLECTION, INC.

                                                          BALANCE SHEETS

                                                 AS OF DECEMBER 31, 1993 AND 1992

                 ASSETS                                                             1993               1992
                 ------                                                         -----------        -----------

Current assets:
  Cash and cash equivalents                                                     $    10,096        $ 4,166,684
  Miscellaneous receivables                                                          78,176             52,429
  Accounts receivable - affiliate                                                 4,000,000             -
  Inventories                                                                    11,358,350          8,471,125
  Prepaid expenses and other                                                      1,207,442            881,241
                                                                                -----------        -----------
          Total current assets                                                   16,654,064         13,571,479
                                                                                -----------        -----------

Property, plant and equipment:
  Land                                                                               61,300             61,300
  Building and leasehold improvements                                               754,839            685,296
  Furniture and fixtures                                                          4,361,992          3,532,217
                                                                                -----------        -----------
                                                                                  5,178,131          4,278,813
  Less:  Accumulated depreciation and amortization                               (2,660,450)        (2,073,530)
                                                                                -----------        -----------
          Property, plant and equipment, net                                      2,517,681          2,205,283

Goodwill, net of accumulated amortization                                         3,961,760          4,076,872
                                                                                -----------        -----------
          Total assets                                                          $23,133,505        $19,853,634
                                                                                ===========        ===========
LIABILITIES AND STOCKHOLDER'S EQUITY
- ------------------------------------

Current liabilities:
  Current maturities of long-term debt                                          $   500,000        $   500,000
  Accounts payable and miscellaneous
    accrued liabilities                                                           5,176,386          2,965,559
  Accounts payable - affiliates                                                     429,621            219,313
  Income taxes payable to affiliate                                                 871,540            704,011
  Accrued salaries and benefits                                                     918,334            842,426
  Other accrued taxes                                                               712,064            595,692
                                                                                -----------        -----------
          Total current liabilities                                               8,607,945          5,827,001

Long-term debt, less current maturities                                           1,900,000          2,400,000
                                                                                -----------        -----------
          Total liabilities                                                      10,507,945          8,227,001
                                                                                -----------        -----------

Stockholder's equity:
  Common stock; $.01 par value; 100,000 shares
    authorized; 10,500 shares issued and
    outstanding                                                                         105                105
  Additional paid-in capital                                                      4,999,890          4,999,890
  Retained earnings                                                               7,625,565          6,626,638
                                                                                -----------        -----------
          Total stockholder's equity                                             12,625,560         11,626,633
                                                                                -----------        -----------
          Total liabilities and
            stockholder's equity                                                $23,133,505        $19,853,634
                                                                                ===========        ===========

The accompanying notes to financial statements are an integral part of these balance sheets.

                                                    THE KITCHEN COLLECTION, INC.

                                                        STATEMENTS OF INCOME

                                           FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1992



                                                                                       1993                   1992
                                                                                    -----------            -----------

Net sales                                                                           $53,748,681            $45,459,504

Cost of sales                                                                        30,618,244             25,747,606
                                                                                    -----------            -----------
Gross margin                                                                         23,130,437             19,711,898

Selling, general, administrative
  and other expenses                                                                 18,284,419             15,277,476
                                                                                    -----------            -----------
          Operating income                                                            4,846,018              4,434,422

Interest expense                                                                        102,979                196,919

Goodwill amortization                                                                   115,112                115,112
                                                                                    -----------            -----------
          Income before provision
            for income taxes                                                          4,627,927              4,122,391

Provision for income taxes                                                            1,879,000              1,715,000
                                                                                    -----------            -----------

          Net income                                                                $ 2,748,927            $ 2,407,391
                                                                                    ===========            ===========


The accompanying notes to financial statements are an integral part of these statements.

                                                    THE KITCHEN COLLECTION, INC.


                                            STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

                                           FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1992



                                                                                Additional                              Total
                                         Number            Common                 Paid-in           Retained         Shareholder's
                                       of Shares            Stock                 Capital           Earnings            Equity
                                       ---------          --------             ------------        ----------        -------------

Balance, December 31, 1991,
  as restated (Note 2)                   10,500            $   105             $4,999,890           $4,519,247        $ 9,519,242
                                         ------            -------             ----------           ----------        -----------
  Dividend to stockholder                  --                  --                    --               (300,000)          (300,000)

  Net income, as restated                  --                  --                    --              2,407,391          2,407,391
                                         ------            -------             ----------           ----------        -----------
Balance, December 31, 1992,
  as restated                            10,500                105              4,999,890            6,626,638         11,626,633

  Net income                               --                  --                    --              2,748,927          2,748,927

  Dividend to stockholder                  --                  --                    --             (1,750,000)        (1,750,000)
                                         ------            -------             ----------           ----------        -----------
Balance, December 31, 1993               10,500            $   105             $4,999,890           $7,625,565        $12,625,560
                                         ======            =======             ==========           ==========        ===========


The accompanying notes to financial statements are an integral part of these statements.

                                                    THE KITCHEN COLLECTION, INC.

                                                      STATEMENTS OF CASH FLOWS

                                           FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1992

                                                                                               1993                     1992
                                                                                            ----------               ----------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                                $2,748,927               $2,407,391
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
      Depreciation and amortization                                                            835,356                  791,962
      Loss on the sale of assets                                                                 8,063                    5,597
      Increase in miscellaneous receivables                                                    (25,747)                 (25,894)
      Increase in inventories                                                               (2,887,225)              (1,631,167)
      Increase in prepaid expenses and other                                                  (326,201)                (324,123)
      Increase in accounts payable and
        miscellaneous accrued liabilities                                                    2,210,827                  803,001
      Increase in accounts payable - affiliates                                                210,308                   66,511
      Increase in income taxes payable to affiliate                                            167,529                   47,481
      Increase in accrued salaries and benefits                                                 75,908                  208,002
      Increase in accrued taxes other than income                                              116,372                  204,687
                                                                                            ----------               ----------
          Net cash provided by operating activities                                          3,134,117                2,553,448
                                                                                            ----------               ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Expenditures for property, plant and equipment                                            (1,049,832)                (645,603)
  Proceeds from sale of assets                                                                   9,127                   35,205
                                                                                            ----------               ----------
          Net cash used in investing activities                                             (1,040,705)                (610,398)
                                                                                            ----------               ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on long-term debt                                                                  (500,000)                (400,000)
  Dividend to stockholder                                                                   (1,750,000)                (300,000)
  Loan to affiliate                                                                         (4,000,000)                    -
                                                                                            ----------               ----------
          Cash used in financing activities                                                 (6,250,000)                (700,000)
                                                                                            ----------               ----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                                                               (4,156,588)               1,243,050

CASH AND CASH
EQUIVALENTS, beginning of the year                                                           4,166,684                2,923,634
                                                                                            ----------               ----------
CASH AND CASH EQUIVALENTS, end of the year                                                  $   10,096               $4,166,684
                                                                                            ==========               ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid during the year for:
  Interest                                                                                  $  138,441               $  358,292
  Income taxes                                                                              $1,807,711               $1,634,697

The accompanying notes to financial statements are an integral part of these statements.

                          THE KITCHEN COLLECTION, INC.


                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1993 AND 1992


(1) ORGANIZATION

      The Kitchen Collection, Inc. (the Company) is a specialty retailer of kitchenware, tableware, small electrical appliances and related accessories. The Company operates a chain of 104 retail and factory outlet stores selling a complete line of products from Hamilton Beach Proctor Silex, Inc. (HBPS), WearEver and Anchor Hocking Consumer Glassware and Plastics (AH), as well as, a variety of products from other vendors. These products include first quality items, factory seconds and discontinued items. The Company has multi-year purchase and sales agreements with WearEver, HBPS and AH, each of which have renewable options. The Company is a wholly-owned subsidiary of NACCO Industries, Inc. (NII).


(2) SIGNIFICANT ACCOUNTING POLICIES

      CASH EQUIVALENTS

      The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

      INVENTORIES

      Inventories are stated at the lower of cost or market as determined by the retail inventory method.

      BUILDING, LEASEHOLD IMPROVEMENTS, FURNITURE AND FIXTURES

      Building, leasehold improvements, furniture and fixtures are stated at cost. Expenditures for maintenance and repairs are charged to operations as incurred. For financial reporting purposes, depreciation and amortization is provided using the straight-line method based upon the estimated useful lives of the related assets, as follows:

            Building and leasehold improvements   5-20 years
            Furniture and fixtures                5 years

        GOODWILL

        Goodwill associated with the purchase of the Company by NII has been capitalized and is being amortized over forty years on a straight-line basis. Accumulated amortization was $642,710 and $527,599 at December 31, 1993 and 1992, respectively, with related amortization expense of $115,112 for the years ended December 31, 1993 and 1992.

        ACCOUNTING CHANGE FOR INCOME TAXES

        The Company has adopted Statement of Financial Accounting Standards
        No. 109, "Accounting for Income Taxes" (SFAS 109) effective January 1, 1993, and has elected to retroactively apply its provisions to January 1, 1989, as permitted by this standard. Accordingly, retained earnings has been adjusted as of December 31, 1991 to reflect the cumulative impact of applying this Standard. The $76,000 adjustment to retained earnings consists of the cumulative effect of this change in the accounting method as of December 31, 1991.

        The financial statements for the year ended December 31, 1992 have been restated for the effects of SFAS 109 resulting in the following impact on net income:

           Net income as previously reported                                                     $2,405,391
           Adjustment for the effect of adoption of
             SFAS 109                                                                                 2,000
                                                                                                 ----------
           Net income as restated                                                                $2,407,391
                                                                                                 ==========

        Refer to Note 5 "Income Taxes" for additional information.

        RECLASSIFICATIONS

        Reclassifications have been made to the 1992 statements to conform with the 1993 presentation.


 (3) LINE-OF-CREDIT AGREEMENT

        In March, 1990, the Company entered into a line-of-credit agreement with a commercial bank for $2,500,000 at .5% over the bank's prime rate or 2% over LIBOR. At May 1, 1992, the rates were reduced to the bank's prime rate or 1.50% over LIBOR due to the Company achieving certain performance tests.

      The line-of-credit is unsecured. The Company had no funds drawn against the available balance at December 31, 1993 or 1992. The credit agreement expires on May 31, 1994. The Company has annually renewed this agreement in the past and expects to again renew it under similar arrangements prior to its expiration.

(4) LONG-TERM DEBT

    Long-term debt consists of the following as of December 31:

                                                                1993                     1992
                                                             ----------               ----------

   Note payable to bank at 1.5% over
   LIBOR (5.0% and 5.5625% at
   December 31, 1993 and 1992,
      respectively)                                          $2,400,000               $2,900,000
             Less:  current maturities                         (500,000)                (500,000)
                                                             ----------               ----------
                                                             $1,900,000               $2,400,000
                                                             ==========               ==========

   The note payable to bank is unsecured. It is payable in annual installments due each January, with interest due as specified until maturity on January 15, 1997.

   The note contains restrictive covenants regarding maintenance of minimum tangible net worth, cash flow coverage, as well as, limits on dividends and capital expenditures. The Company was in compliance with all covenants as of December 31, 1993 and 1992.

   Aggregate maturities of the note are as follows:

         1994                                     $  500,000
         1995                                        500,000
         1996                                        700,000
         1997                                        700,000
                                                  ----------
                                                  $2,400,000
                                                  ==========

(5) INCOME TAXES

       As discussed in Note 2, the Company has adopted SFAS 109 effective January 1, 1993 and has retroactively applied its provisions to January 1, 1989. SFAS 109 requires, among other things, the measurement of deferred tax assets or liabilities based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred income tax expense or benefit is based on the changes in the assets or liabilities from period to period. The prior method of accounting for income taxes measured deferred income tax expense or benefit based on timing differences between the recording of income and expenses for financial reporting purposes and for purposes of filing federal income tax returns at income tax rates in effect when the differences arose.

       The provision for income taxes consists of the following:

                                                              1993                            1992
                                                           ----------                     ----------
       Currently payable:
          Federal                                          $1,538,000                     $1,447,000
          State and local                                     347,000                        316,000
                                                           ----------                     ----------
                                                            1,885,000                      1,763,000
                                                           ----------                     ----------
       Deferred:
          Federal                                              (1,000)                       (31,000)
          State and local                                      (5,000)                       (17,000)
                                                           ----------                     ----------
                                                               (6,000)                       (48,000)
                                                           ----------                     ----------
                          Total provision                  $1,879,000                     $1,715,000
                                                           ==========                     ==========

   The components of the net deferred income tax benefit are as follows:
                                                                         1993                     1992
                                                                      --------                 --------
       Store closing reserve                                          $  1,600                 $ (3,600)
       Uniform capitalization of inventory                             (26,000)                 (12,600)
       Tax over (under) book depreciation                                4,700                  (14,000)
       Vacation pay                                                    (14,700)                 (11,000)
       State income taxes                                               19,300                  (41,200)
       Other                                                             9,100                   34,400
                                                                      --------                 --------
   Total deferred income tax benefit, net                             $ (6,000)                $(48,000)
                                                                      ========                 ========


Reconciliation of the Federal statutory and effective income tax rates follows:

                                                                  1993              1992
                                                                  -----            -----
      Federal statutory rate                                      35.0%             34.0%

      Amortization of goodwill                                     0.8               0.9

      State and local income tax, net of
            Federal income tax effect                              4.8               4.8

      Other                                                        --                1.9
                                                                  -----             -----
   Effective tax rate                                             40.6%             41.6%
                                                                  =====             =====

A summary of the components of the net deferred tax asset balances included in the accompanying balance sheet are as follows:

                                                                             1993                1992
                                                                           --------            --------

      Inventories                                                          $158,000           $ 118,000
      Accrued expenses and reserves                                          35,000              44,000
      State income taxes                                                     21,000              40,000
      Depreciation                                                         (173,000)           (166,000)
                                                                          ---------           ---------
                   Deferred tax asset, net                                $  41,000           $  36,000
                                                                          =========           =========

(6) RELATED PARTY TRANSACTIONS

    Net purchases of inventories from HBPS during the years ended December 31, 1993 and 1992 were $5,005,846 and $4,062,620, respectively. HBPS is 80% owned by NII. At December 31, 1993 and 1992, the Company owed HBPS $408,621 and $212,313, respectively, for these purchases.

    The Company incurred $26,000 and $32,000 for miscellaneous services provided by NII for the years ended December 31, 1993 and 1992, respectively. The Company had payables for such services at December 31, 1993 and 1992 of $21,000 and $7,000, respectively.

    The Company paid dividends to NII during 1993 and 1992 of $1,750,000 and $300,000, respectively.

    As of December 31, 1993, the Company has a $4,000,000 receivable due from NII. The Company recorded related interest income of $8,972 during 1993.

 (7)    LEASES

        The Company leases retail stores, a warehouse and equipment under noncancellable operating leases which expire at various dates through 2003. Future minimum lease payments are as follows:

            1994                                              $ 3,885,000
            1995                                                3,526,000
            1996                                                3,063,000
            1997                                                2,502,000
            1998                                                1,793,000
         Thereafter                                             2,142,000
                                                              -----------
            Total minimum payments                            $16,911,000
                                                              ===========

        The Company has leases with percentage of sales clauses in all but two of its store locations. Percentage of sales rent expense amounted to $395,960 for the year ended December 31, 1993 and $358,373 for the year ended December 31, 1992. The Company's total rent expense for the years ended December 31, 1993 and 1992 was $5,191,258 and $4,113,208,
        respectively.


 (8)    RETIREMENT INCOME PLAN

        In 1987, the Company established a defined contribution savings plan for employees who have completed one year of service and are at least 21 years of age. Employees can elect to defer and contribute a portion of their salary, following the guidelines established in the plan. The Company makes matching contributions of 50% of the employee's contribution. In addition, the Company can make an annual profit sharing contribution at its discretion. The matching contribution, limited to 3% of the employee's compensation, and the Company's profit sharing contribution amounted to $291,205 and $223,279 for the years ended December 31, 1993 and 1992, respectively.


(9)     SUBSEQUENT EVENTS

        On January 5, 1994, the Company loaned an additional $1,000,000 to NII. As of January 28, 1994, NII has made total repayments of $3,000,000 to the Company.